Exhibit 10-d
Publish Date:  01 November 2006
Destroy Date: 31 December 2007
ADC
Management Incentive Plan Document
Fiscal Year 2007

MANAGEMENT INCENTIVE PLAN DOCUMENT
Fiscal Year 2007
Plan Name and Effective Date
The name of this Plan is the ADC Telecommunications, Inc. Management Incentive Plan. The plan is effective from November 1, 2006 through October 31, 2007.
Purpose
The purpose of the Plan is to provide, with full regard to the protection of shareholder’s investments, a direct financial incentive for eligible managers and individual contributors to make a significant contribution to ADC’s established goals.
Eligibility
Eligibility for Fiscal Year 2007 is limited to full or part-time regular employees in the U.S. and in such other countries where ADC has specifically notified employees of eligibility for participation in the Plan. Eligibility for participation in this Plan is limited to such employees who hold executive, certain management and higher-level individual contributor positions. In order to be eligible, an employee cannot participate in any other ADC incentive plan, except as approved by the Compensation and Organization Committee of the Board of Directors or the CEO, and must be employed in an eligible position on or before October 1, 2007.
Timing of Payment
Payments that become due under this Plan are made as soon as administratively feasible following the close of ADC’s fiscal year, generally in late December or early January. All payments are subject to appropriate withholdings.
Plan Goals
The Plan reinforces the key goals that support ADC’s long-term strategic plans. The key factors in ADC’s FY07 corporate success are Pro Forma Operating Income, Free Cash Flow, and Net Sales. The key factors in ADC’s FY07 Global Connectivity Solutions success are Pro Forma Operating Income, adjusted Inventory Turns, and Net Sales. For the Wireline and Wireless Business Units, the key factors for FY07 are Pro Forma Operating Income, Inventory Turns, and Net Sales. For APS U.S., the key factors for FY07 are Pro Forma Operating Income including Product Pull Through, Contribution Margin without Product Pull Through, Days Sales Outstanding, and Net Sales including Product Pull Through. For APS Germany, the key factors for FY07 are Pro Forma Operating Income without Product Pull Through, Cash Conversion Cycle, and Net Sales including Product Pull Through. Goals are set at the ADC and Business Unit levels including regional goals for GCS. Accounting methodology changes may dictate corresponding goal modifications during the plan year.

Following is a description of the plan components:

Plan Goal	Definition
Pro Forma Operating Income	Net Sales less all relevant expenses incurred to produce the products or deliver services. Expenses include direct material and labor costs as well as regional and Business Unit costs, including engineering, sales & marketing expenses, and corporate overhead costs. Pro Forma Operating Income does not include interest income, interest expense, income tax or other non-operating income. It also excludes restructuring and other one-time expenses that are not reflective of the ongoing business.

Beginning in FY07, corporate overhead costs not directly attributable to the Business Unit will be assessed as a shared service charge set at a fixed percentage of Revenue. ADC-level Pro Forma Operating Income will reflect absorption of ALL corporate expenses including variances above or below the level of the shared service charge.

Net Sales / Revenue	The amount ADC can recognize in accordance with Generally Accepted Accounting Principles (GAAP) for goods shipped or services provided to third party customers, net of returns received and discounts.

Free Cash Flow	ADC cash from operations (including restructuring charges) less capital expenditures.

Cash Conversion Cycle (Days)	Represents the average number of days between ADC cash payments for products, services, labor, and operating expenses, and ADC cash receipts from customers: days of receivables plus days of inventory supply less days payables.

Above metrics are based upon monthly average balances of inventory, receivables, and payables relative to 3rd party Net Sales and 3rd party cost of sales.

Inventory Turns*	Represents a measure of how many times per year ADC sells through its inventory balance: 3rd party cost of sales divided by average monthly net inventory balance.

Days Sales Outstanding	A measure of the amount of uncollected 3rd party obligations to ADC (Accounts Receivable) relative to average daily sales. The calculation is average monthly net accounts receivable balance divided by average quarterly 3rd party Revenues divided by 90. (Also called Days of Receivables)

Product Pull Through	ADC product sales that are sold through ADC Professional Services channels.

Business Unit Contribution Margin	Net Sales less the cost to produce the products or services sold and less certain costs directly associated with that Business Unit including but not limited to engineering, product management, and administrative expenses. It does not take into account operating expenses deemed regional during the budgeting process, corporate allocations, interest income, interest expense, other income/loss or income tax. It also excludes restructuring and other one-time expenses that are not reflective of the ongoing business.

*For Global Connectivity Solutions the measure is Adjusted Inventory Turns: (Inventory Turns x percent ship-to-request).

NOTE: For the Business Units, Net Sales, Contribution Margin, and Pro-Forma Operating Income are measured on Plan foreign exchange rates.
Goal Weightings
Employees serving multiple Business Units have 100% of their incentive plan based on ADC goals and results. Employees dedicated at least 90% to one Business Unit have a portion of their incentive based on ADC results and a portion on Business Unit results. The weightings for Business Unit participation are as follows:

	ADC	BU or Regional
Grade	Weighting	Weighting
Grade 19+:	50%	50%
Grades 15-18	30%	70%
For purposes of this Plan, Wireless, Wireline, APS U.S. and APS Germany will be treated as separate Business Units. Executives responsible for more than one of these will have two Business Units as part of their Business Unit incentive component (ratio of 30% Wireless and 20% Wireline; or 30% APS U.S. and 20% APS Germany). All Business Unit plans will be global, with the exception of GCS, which will have regional plans. Manufacturing facilities will be subject to the relevant GCS regional plan. The only Manufacturing exception is China, which will be subject to the Global GCS plan.
Individual Performance
Exceptional individual performance can be recognized in the MIP program. An ADC-wide award pool is available to supplement the financial-based awards for outstanding performers. No awards will be made from this pool unless ADC GAAP net income is above zero. The maximum individual performance award is 50% of the participant’s total target MIP award.
Performance Gates
To ensure protection of shareholder interest, no payment will be provided as the result of any ADC-wide financial performance factor unless ADC achieves its threshold Pro-Forma Operating Income for the year. Similarly, no payment will be provided as the result of any Business Unit financial performance factor unless the Business Unit achieves its threshold Pro-Forma Operating Income.
Calculation of Payment
Prior to making any payment under this Plan, the Board of Directors must determine that the claimed Business Performance levels have been achieved. The Board of Directors has complete authority and discretion to determine whether performance levels have been achieved, including without limitation the authority and discretion to properly calculate Pro-Forma Operating Income. The size of an incentive award will be based on three factors:
1.	Target Incentive Opportunity – Determined on the basis of the ADC salary grade associated with an individual’s job and country of work. It is expressed as a percentage of an individual’s FY 2007 Eligible Base Salary earnings.

2.	FY2007 Eligible Base Salary – This is the amount paid to the participant during the fiscal year in Base Salary.

3.	Business Performance in comparison with the established goals.

While each goal has a threshold of 0% of Target Incentive Opportunity, the minimum individual payment is a total payment of 10% of an employee’s target. If incentives earned total less than 10% of target, no payout will be made. The maximum award attributable to each performance factor is 200% of its target. The maximum total individual award is 200% of the target payout. This maximum includes any MIP award also provided for exceptional individual performance. Specific financial goals have been established for 0%, 100%, and 200% of target. Results between these specific points are interpolated for each goal.
Here is an example of a hypothetical award calculation.
Assume a GCS Regional Plan participant with the following facts, where the ADC performance gate has been met:

Target Opportunity:	15% of Eligible Base Salary earnings
FY07 Eligible Base Salary:	70,000 EUR
Business Performance Percentages:	Hypothetical ADC and GCS regional results shown in the following table

Metrics	Measure Weighting	Performance	Wtd. Perf.
ADC Level Metrics
Pro Forma Operating Income	60%	107%	64.2%
Free Cash Flow	20%	95%	19.0%
Net Sales	20%	102%	20.4%

			103.6%

GCS EMEA Regional Level Metrics
Pro Forma Operating Income	60%	110%	66.0%
Adjusted Inventory Turns	20%	95%	19.0%
Net Sales	20%	108%	21.6%

			106.6%

Overall Weighted Performance
ADC Metrics	30%	103.6%	31.1%
GCS EMEA Regional Metrics	70%	106.6%	74.6%

			105.7%

Payment Calculation:
70,000 (Eligible Base Salary) * 15% (incentive target) * 105.7% (Business Performance) = 11,099 EUR

Effect of Change in Employment Status
Termination of Employment. If employment with ADC is terminated for any reason other than death, disability or as a result of a reduction in force implemented by the Company, and if the Employment Termination Date occurs prior to the end of the Fiscal Year, a participant will not receive an award under the Plan. For purposes of this Plan, the “Employment Termination Date” is the date that the participant ceases to be an employee of ADC (as determined by the company). In the case of termination of employment by ADC, the Employment Termination Date shall be determined without regard to whether such termination is with or without cause or with or without reasonable notice. For the purposes of this Plan, if employment with ADC is involuntarily terminated as a result of the participant’s death or disability or as a result of a reduction in force implemented by the Company, the employee may be entitled to receive a prorated payment. To be eligible, the employee must have been employed by the Company for at least 3 full calendar months during FY07 and involuntarily terminated as described above. In such cases, the prorated payment, if any, will be subject to the achievement of the applicable Business Performance criteria for the plan year and would not be adjusted for individual performance. Such prorated payment will be payable following the end of the fiscal year in accordance with the Company’s Incentive Plan payment practices.
Transfer, Promotion or Demotion to another position with a different ADC incentive plan, Target Incentive Opportunity or business goals. A participant, who transfers, is promoted or demoted to another position with a different plan, Target Incentive Opportunity or business goals will receive a prorated calculation of payment based upon the number of months served in each position. The participant must be in the new position by the first of the month in order to receive credit for that month under the new plan, target or goals. For example, a participant transferring from Wireless to Connectivity on June 10 would receive eight months payment under the Wireless plan (November 1 — June 30) and four months under Connectivity (July 1 – October 31). In order to receive payment under MIP, a participant must have completed one full month of service under the plan during that plan year.
Administration
A Management Incentive Plan Committee (“Committee”), appointed and authorized by the Compensation Committee of the Company’s Board of Directors, will administer this Plan. Subject to the complete and full discretion of the Compensation Committee of the Board of Directors, the Committee is authorized to make all decisions as required in administration of the Plan and to exercise its discretion to define, interpret, construe, apply, approve, administer, withdraw and make any exceptions to the terms of the Plan.
Right to Modify
ADC reserves the right to modify or adjust the Plan at any time in its sole discretion either in whole or with respect to a particular Business Unit. The Participant explicitly agrees with this modification right of ADC.

Governing Law
The Plan is made and shall be construed in accordance with the laws of the State of Minnesota, U.S.A. without regard to conflicts of law principles thereof, or those of any other state of the U.S.A. or of any other country, province or city.
Severability
If any provision of this Plan is held invalid, illegal or unenforceable by a court or tribunal of a competent jurisdiction, this Plan shall be deemed severable and such invalidity, illegality or unenforceability shall not affect any other provision of this Plan which shall be enforced in accordance with the intent of this Plan.
Assignment
The Company shall have the right to assign this Plan to its successors and assigns and this Plan shall inure to the benefit of and be enforceable by said successors and assigns. Participant may not assign this Plan or any rights hereunder.
Entire Understanding
This Plan constitutes the entire understanding between the parties regarding the payment of incentive compensation under this Plan, and it supercedes any and all prior agreements or understandings, whether oral or written, express or implied, on such subject matter.
No Acquired Rights or Entitlements/Plan Amendment or Termination
The Plan shall not entitle Participants to any future compensation. The Plan is not an element of the employees’ Base Salary or base compensation and shall not be considered as part of such in the event of severance, redundancy, or resignation. ADC has no obligation to offer incentive plans to Participants in the future, and the plan shall be effective only for the time period specified in the plan and shall not be deemed to renew year over year. The Participant understands and accepts that the incentive payments made under the Plan are entirely at the sole discretion of ADC. Specifically, ADC assumes no obligation to the Participant under this Plan with respect to any doctrine or principle of acquired rights or similar concept. Subject to the provisions of the Plan, ADC may amend or terminate the Plan or discontinue the payment of incentives under the Plan at any time, at its sole discretion and without advance notice.